                                                                    EXHIBIT 12.1

                           ENCORE ACQUISITION COMPANY
        RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                                 HISTORICAL                                   PRO FORMA
                                      -------------------------------------------------------------    -------------------------
                                                                                                       SIX MONTHS       YEAR
                                      SIX MONTHS ENDED JUNE 30,        YEAR ENDED DECEMBER 31,           ENDED          ENDED
                                      -------------------------   ---------------------------------     JUNE 30,    DECEMBER 31,
                                         2002           2001       2001         2000         1999         2002          2001
                                      ---------      ----------   -------      -------      -------    ----------   ------------

Pretax earnings                         $26,467      $19,210      $33,396      $12,684      $ 4,264      $16,676      $26,485
                                        -------      -------      -------      -------      -------      -------      -------

Adjustments:
      Add fixed charges:

          Interest expense                3,714        3,713        6,041       10,490        4,037       13,505       12,952
          Interest capitalized               --           --           --           --           --           --           --
          Rental expense attributable
            to interest                     168          123          236          118           60          168          236
                                             --           --           --           --           --           --           --
                                        -------      -------      -------      -------      -------      -------      -------

          Total fixed charges             3,882        3,836        6,277       10,608        4,097       13,673       13,188
                                        -------      -------      -------      -------      -------      -------      -------

Deduct:
      Interest capitalized                   --           --           --           --           --           --           --
                                        -------      -------      -------      -------      -------      -------      -------

          Total deductions                   --           --           --           --           --           --           --
                                        -------      -------      -------      -------      -------      -------      -------

Adjusted earnings                       $30,349      $23,046      $39,673      $23,292      $ 8,361      $30,349      $39,673
                                        =======      =======      =======      =======      =======      =======      =======

Ratio of earnings to fixed charges         7.82         6.01         6.32         2.20         2.04         2.22         3.01
                                        =======      =======      =======      =======      =======      =======      =======